Exhibit 99.1

Farmland Partners Inc. Reports Third Quarter 2018 Results

DENVER, November 5, 2018 /PRNewswire/ - Farmland Partners Inc. (NYSE: FPI) (the “Company”) today reported financial results for the quarter ended September 30, 2018.

Third Quarter 2018 Highlights

•                  Reported total operating revenues of $12.6 million, a 4.2% increase over the same period in 2017

•                  Reported operating income of $6.2 million, a 0.7% increase over the same period in 2017

•                  Reported a basic net income to common stockholders of $0.02 per share

•                  Reported AFFO per share of $0.02

•                  Completed farm dispositions totaling $29.9 million at a 11.4% gain relative to gross book value and 11.4% gain relative to net book value

•                  Repurchased $7.8 million in shares of common stock at a weighted average price of $6.65 and $0.1 million of Series B Participating Preferred Stock at a weighted average price of $23.44

“The Company is executing asset sales at notable gains relative to cost basis and is using a substantial portion of the proceeds to buy back its shares at a meaningful discount to their underlying private market value,” said Paul A. Pittman, the Company’s Chairman and CEO. “These asset sales at a gain to purchase price and share repurchases at a discount to NAV are creating shareholder value.”

Financial Results

For the three months ended September 30, 2018, the Company recorded net income of $4.2 million and basic net income to common stockholders of $0.02 per share, as compared to net income of $2.6 million and basic net income to common stockholders of $0.01 per share for the same period during 2017. For the nine months ended September 30, 2018, the Company recorded net income of $5.6 million and a basic net loss to common stockholders of $0.14 per share, as compared to net income of $2.6 million and a basic net loss to common stockholders of $0.05 per share for the same period during 2017.

For the three months ended September 30, 2018, the Company recorded Adjusted Funds from Operations (“AFFO”) of $0.7 million and AFFO per fully diluted share of $0.02, as compared to AFFO of $3.3 million and AFFO per fully diluted share of $0.09 for the same period during 2017. For the nine months ended September 30, 2018, the Company recorded AFFO of $0.9 million and AFFO per fully diluted share of $0.02, as compared to AFFO of $7.5 million and AFFO per fully diluted share of $0.20 for the same period during 2017.

See “Non-GAAP Financial Measures” for complete definitions of AFFO and Adjusted EBITDAre and the financial tables accompanying this press release for reconciliations of net income to AFFO and Adjusted EBITDAre.

Operating Results

For the three months ended September 30, 2018, the Company recorded total operating revenues of $12.6 million, as compared to $12.1 million for the same period during 2017. For the nine months ended September 30, 2018, the Company recorded total operating revenues of $35.2 million, as compared to $30.7 million for the same period during 2017.

For the three months ended September 30, 2018, the Company recorded total operating income of $6.2 million and net operating income (“NOI”) of $11.0 million, as compared to total operating income of $6.1 million and NOI of $10.7 million for the same period in 2017. For the nine months ended September 30, 2018, the Company recorded total operating income of $16.2 million and NOI of $29.9 million, as compared to total operating income of $12.4 million and NOI of $26.3 million for the same period in 2017.

See “Non-GAAP Financial Measures” for a complete definition of NOI and the financial table included in this press release for reconciliations of net income to NOI.

Acquisition and Disposition Activity

During the quarter, the Company completed $29.9 million in farm dispositions for a gain of 11.4% relative to gross book value and 11.4% relative to net book value. Year to date, the Company has completed $31.9 million in farm dispositions for a gain of 11.4% relative to gross book value and 11.4% relative to net book value.

Capital Markets Activity and Balance Sheet

During the quarter, the Company repurchased 1.2 million shares of common stock at a weighted average price of $6.65 per share for an aggregate purchase price of $7.8 million. The Company also repurchased $0.1 million of Series B Participating Preferred stock at a weighted average price of $23.44 per share. Subsequent to quarter end and as of the date of this press release, the Company had repurchased an additional 0.5 million shares at a weighted average price of $6.73 per share for an aggregate purchase price of $3.3 million.

As of September 30, 2018, the Company had 36,277,652 shares of common stock outstanding on a fully diluted basis. As of the date of this press release, the Company had 35,795,628 shares of common stock outstanding on fully diluted basis.

The Company had total debt outstanding of $525.4 million at September 30, 2018, compared to total debt outstanding of $535.6 million at June 30, 2018.

2018 Earnings Guidance

The Company is maintaining its 2018 AFFO/share guidance of $0.30-0.34. The Company expects the majority of the annual AFFO to be recognized in the fourth quarter due to the timing of revenue recognition in connection with certain leases. A more detailed discussion of the Company’s AFFO/share guidance can be found on page 16 of the Q3 2018 Supplemental Package. A reconciliation of the Company’s AFFO/share guidance to net income available to common stockholders is included in this press release.

Ongoing trade disputes and recent weather events that have hit the Southeast may have an impact on the Company’s expected fourth quarter and full year results that the Company is unable to estimate at this point. Such impact, if any, might be in terms of reduced revenues, increased costs, or shifting of revenue recognition to future periods. The Company is not revising its 2018 AFFO/share guidance at this time.

Dividend Declarations

The Company announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share of common stock and per Class A Common OP unit.  The dividends are payable on January 15, 2019, to stockholders and unit holders of record on January 1, 2019.

The Company also announced today that its Board of Directors has declared a quarterly cash dividend of $0.3750 per share of Series B Participating Preferred Stock. The dividends are payable on December 31, 2018, to holders of Series B Participating Preferred Stock of record on December 14, 2018.

Conference Call Information

The Company has scheduled a conference call on November 6, 2018 at 11:00 a.m. (Eastern Time) to discuss its financial results for the quarter ended September 30, 2018. The conference call can be accessed live over the phone toll-free by dialing (866) 262-6804, or for international callers by dialing (412) 902-4107.  Participants can reference the Farmland Partners Inc. Third Quarter 2018 Earnings Call. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.farmlandpartners.com. A replay of the conference call will be available beginning November 6, 2018 at 1:00 p.m. (Eastern Time) until November 20, 2018 at 11:59 p.m. (Eastern Time), by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International); passcode: 10126121. A replay of the webcast will also be accessible on the Investor Relations website for a limited time following the event.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. As of the date of this release, the Company owns approximately 162,000 acres in 17 states, including Alabama, Arkansas, California, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, South Dakota, Texas and Virginia. We have approximately 30 crop types and over 100 tenants. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements with respect to our full year and fourth quarter 2018 outlook, proposed and pending acquisitions and dispositions, the potential impact of trade disputes and recent hurricanes on the Company’s results, financing activities, crop yields and prices and anticipated rental rates. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock or Series B participating preferred stock, changes in the Company’s business strategy, availability, terms and deployment of capital, the Company’s ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all, availability of qualified personnel, changes in the Company’s industry, interest rates or the general economy, adverse developments related to crop yields or crop prices, the degree and nature of the Company’s competition, the timing, price or amount of repurchases, if any, under the Company’s share repurchase program, the ability to consummate acquisitions under contract and the other factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, and our other filings with the Securities and Exchange Commission.  Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Farmland Partners Inc.

Consolidated Balance Sheets

As of September 30, 2018 (Unaudited) and December 31, 2017

(in thousands except par value and share data)

	September 30,	December 31,
	2018	2017
ASSETS
Land, at cost	$953,502	$947,899
Grain facilities	11,093	11,463
Groundwater	11,473	12,107
Irrigation improvements	52,391	51,678
Drainage improvements	11,981	9,964
Permanent plantings	52,989	52,870
Other	8,184	8,245
Construction in progress	15,380	8,137
Real estate, at cost	1,116,993	1,102,363
Less accumulated depreciation	(16,173)	(10,285)
Total real estate, net	1,100,820	1,092,078
Deposits	6	239
Cash	23,808	53,536
Notes and interest receivable, net	12,381	9,760
Deferred offering costs	217	292
Deferred financing fees, net	290	348
Accounts receivable, net	5,454	6,650
Inventory	295	126
Prepaid and other assets	1,904	3,057
TOTAL ASSETS	$1,145,175	$1,166,086

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes and bonds payable, net	$523,625	$514,071
Dividends payable	1,806	4,847
Derivative liability	173	—
Accrued interest	5,832	3,193
Accrued property taxes	2,342	1,584
Deferred revenue	636	3,907
Accrued expenses	2,489	2,800
Total liabilities	536,903	530,402

Series B Participating Preferred Stock, $0.01 par value, 100,000,000 shares authorized; 6,033,134 shares issued and outstanding at September 30, 2018, and 6,037,500 outstanding at December 31, 2017	146,383	144,223
Redeemable non-controlling interest in operating partnership, Series A preferred units	119,633	120,510

EQUITY
Common stock, $0.01 par value, 500,000,000 shares authorized; 31,695,673 shares issued and outstanding at September 30, 2018, and 33,334,849 shares issued and outstanding at December 31, 2017	311	329
Additional paid in capital	338,975	350,147
Retained earnings	678	5,161
Cumulative dividends	(41,165)	(31,199)
Other comprehensive income	(173)	—
Non-controlling interests in operating partnership	43,630	46,513
Total equity	342,256	370,951

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS IN OPERATING PARTNERSHIP AND EQUITY	$1,145,175	$1,166,086

Farmland Partners Inc.

Consolidated Statements of Operations

For the three months ended September 30, 2018 and 2017

(Unaudited, in thousands except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
OPERATING REVENUES:
Rental income	$11,216	$11,107	$31,214	$28,381
Tenant reimbursements	984	474	2,526	1,230
Crop sales	—	212	410	649
Other revenue	349	253	1,026	395
Total operating revenues	12,549	12,046	35,176	30,655

OPERATING EXPENSES
Depreciation and depletion	2,154	2,107	6,410	5,651
Property operating expenses	1,502	1,400	5,299	4,399
Acquisition and due diligence costs	34	180	175	878
General and administrative expenses	1,688	1,707	5,352	5,840
Legal and accounting	1,016	450	1,764	1,151
Other operating expenses	—	88	11	363
Total operating expenses	6,394	5,932	19,011	18,282
OPERATING INCOME	6,155	6,114	16,165	12,373

OTHER (INCOME) EXPENSE:
Other income	(53)	(135)	(224)	(157)
(Gain) loss on disposition of assets	(2,950)	(44)	(3,086)	48
Interest expense	5,001	3,683	13,833	9,852
Total other expense	1,998	3,504	10,523	9,743

NET INCOME	4,157	2,610	5,642	2,630

Net (income) loss attributable to non-controlling interests in operating partnership	(518)	(394)	(701)	(353)

Net income attributable to the Company	3,639	2,216	4,941	2,277

Nonforfeitable distributions allocated to unvested restricted shares	(15)	(36)	(99)	(116)

Distributions on redeemable non-controlling interests in operating partnership, Series A preferred units and dividends on Series B Participating Preferred Stock	(3,140)	(1,959)	(9,423)	(3,714)

Net income (loss) income available to common stockholders of Farmland Partners Inc.	$484	$221	$(4,581)	$(1,553)

Basic and diluted per common share data:
Basic net income (loss) available to common stockholders	$0.02	$0.01	$(0.14)	$(0.05)
Diluted net income (loss) available to common stockholders	$0.02	$0.01	$(0.14)	$(0.05)
Basic weighted average common shares outstanding	32,222	32,862	32,590	30,695
Diluted weighted average common shares outstanding	32,222	32,862	32,590	30,695
Dividends declared per common share	$0.0500	$0.1275	$0.3050	$0.2550

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three months ended September 30, 2018 and 2017

(Unaudited, in thousands except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands except per share amounts)	2018	2017	2018	2017
Net income	$4,157	$2,610	$5,642	$2,630
(Gain) loss on disposition of assets	(2,950)	(44)	(3,086)	48
Depreciation and depletion	2,154	2,107	6,410	5,651
FFO	3,361	4,673	8,966	8,329

Stock based compensation	406	309	1,134	1,091
Real estate related acquisition and due diligence costs	34	250	175	1,760
Distributions on Series A preferred units and dividends on Series B participating preferred stock	(3,140)	(1,959)	(9,423)	(3,714)
AFFO	$661	$3,273	$852	$7,466

AFFO per diluted weighted average share data:

AFFO weighted average common shares	37,122	38,997	37,522	37,118

Net (loss) income per share available to common stockholders	$0.02	$0.01	$(0.14)	$(0.05)
Income available to redeemable non-controlling interest and non-controlling interest in operating partnership	0.09	0.06	0.29	0.12
Depreciation and depletion	0.06	0.05	0.17	0.15
Stock based compensation	0.01	0.01	0.03	0.03
Real estate related acquisition and due diligence costs	—	0.01	—	0.05
(Gain) loss on disposition of assets	(0.08)	—	(0.08)	—
Distributions on Series A preferred units and dividends on Series B participating preferred stock	(0.08)	(0.05)	(0.25)	(0.10)
AFFO per diluted weighted average share	$0.02	$0.09	$0.02	$0.20

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in thousands)	2018	2017	2018	2017
Net income	$4,157	$2,610	$5,642	$2,630
Interest expense	5,001	3,683	13,833	9,852
Depreciation and depletion	2,154	2,107	6,410	5,651
(Gain) Loss on disposal of assets	(2,950)	(44)	(3,086)	48
EBITDAre	$8,362	$8,356	$22,799	$18,181

Stock-based compensation	406	309	1,134	1,091
Real estate related acquisition and due diligence costs	34	250	175	1,760
Adjusted EBITDAre	$8,802	$8,915	$24,108	$21,032

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
OPERATING REVENUES:
Rental income	$11,216	$11,107	$31,214	$28,381
Tenant reimbursements	984	474	2,526	1,230
Crop sales	—	212	410	649
Other revenue	349	253	1,026	395
Total operating revenues	12,549	12,046	35,176	30,655

Property operating expenses	1,502	1,400	5,299	4,399
NOI	11,047	10,646	29,877	26,256

Farmland Partners Inc.

Reconciliation of Company’s 2018 Outlook to Most Comparable GAAP Measure

	Company’s Full Year 2018 Outlook
	Low End	High End

AFFO per diluted weighted average share	$0.30	$0.34
Stock based compensation	(0.04)	(0.04)
Acquisition and due diligence costs	(0.01)	(0.01)
Preferred distributions and dividends	0.34	0.34
FFO	0.59	0.63
Depreciation, depletion, and amortization	(0.21)	(0.22)
NET INCOME	$0.38	$0.41
Net (income) loss attributable to non-controlling interests in operating partnership	(0.05)	(0.05)
Net income attributable to the Company	0.33	0.36
Nonforfeitable distributions allocated to unvested restricted shares	(0.02)	(0.02)
Net income (loss) available to common stockholders	$0.31	$0.34

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: FFO, NOI, AFFO, EBITDAre and Adjusted EBITDAre. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. FFO, NOI, AFFO, EBITDAre and Adjusted EBITDAre, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to, real estate related acquisition and due diligence costs and stock-based compensation.

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures.  Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO. AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance. Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms. Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share. AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time. Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs. However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs. AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDAre and Adjusted EBITDAre

The Company calculates Earnings Before Interest Taxes Depreciation and Amortization for real estate (“EBITDAre”) in accordance with the standards established by NAREIT in its September 2017 White Paper. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.  EBITDAre  is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP.  The Company believes that EBITDAreis a useful performance measure commonly reported and will be widely used by analysts and investors in the Company’s industry. However, while EBITDAre is a performance measure widely used across the Company’s industry, the Company does not believe that it correctly captures the Company’s business operating performance because it includes non-cash expenses and recurring adjustments that are necessary to better understand the Company’s business operating performance.  Therefore, in addition to EBITDAre, management uses Adjusted EBITDAre, a non-GAAP measure.

The Company calculates Adjusted EBITDAre by adjusting EBITDAre  for certain items such as stock-based compensation and real estate related acquisition and due diligence costs that the Company considers necessary to understand its operating performance. The Company believes that Adjusted EBITDAre provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDAre, is beneficial to an investor’s understanding of the Company’s operating performance. However, EBITDAre and Adjusted EBITDAre have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

In prior periods, the Company has presented EBITDA and Adjusted EBITDA. In accordance with NAREIT’s recommendation, beginning with the Company’s reported results for the three months ended March 31, 2018, the Company is reporting EBITDAre and Adjusted EBITDAre in place of EBITDA and Adjusted EBITDA.

Net Operating Income (NOI)

The Company calculates net operating income (NOI) as total operating revenues (rental income, tenant reimbursements and other revenue) less property operating expenses (direct property expenses and real estate taxes). Since net operating income excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other income and losses and extraordinary items, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and leasing farmland real estate, providing a perspective not immediately apparent from net income. However, net operating income should not be viewed as an alternative measure of the Company’s financial performance since it does not reflect general and administrative expenses, interest expense, depreciation and amortization costs, other income and losses.